Exhibit 99.1
Allis-Chalmers Energy Inc. Bronco Drilling Company, Inc.
PRESS RELEASE
Allis-Chalmers Energy and Bronco Drilling Company Terminate Merger Agreement
Houston, Texas and Edmond, Oklahoma, August 8, 2008 — BUSINESS WIRE — Allis-Chalmers Energy Inc. (NYSE:ALY) and Bronco Drilling Company, Inc. (NASDAQ/GM:BRNC) announced today that they have terminated their Agreement and Plan of Merger relating to the proposed acquisition of Bronco by Allis-Chalmers. Allis-Chalmers and Bronco agreed to terminate the merger agreement in light of clear indications that Bronco stockholders would not adopt the merger agreement.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “The management and board of directors of Allis-Chalmers strongly believed in the benefit of a combination with Bronco. The consolidated entity would have been a diversified international provider of oilfield services to its customers. We regret that we have entered into a termination agreement based on public filings by several institutional holders of Bronco stock who did not recognize the merits of the transaction. I would like to extend my best wishes to Frank Harrison, the board of directors of Bronco and their management team that worked so diligently with us in an effort to achieve our shared vision for the benefit of all our stakeholders.”
Frank Harrison, Bronco Drilling’s Chairman and Chief Executive Officer stated, “While Bronco management and its board of directors continue to believe in the strategic rationale supporting a combination with Allis-Chalmers, it now seems clear that it is unlikely we will achieve the requisite votes needed to approve the merger. I greatly appreciate the work of all of the individuals involved in this transaction and want to wish Micki and the Allis-Chalmers team the best in all their future endeavors.”
Cancellation of Special Stockholders Meetings
In connection with the termination of the Merger Agreement, Allis-Chalmers and Bronco Drilling today announced that their boards of directors have cancelled their respective special meetings of stockholders, both of which were scheduled to occur on Thursday, August 14, 2008 at 9:00 a.m. (Central Time). The purpose of the Bronco Drilling special meeting was to adopt the Merger Agreement, and the purpose of the Allis-Chalmers special meeting was to approve the issuance of 16,846,500 shares of Allis-Chalmers common stock to stockholders of Bronco Drilling in connection with the merger.

About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina and Mexico. Allis-Chalmers provides rental services, international drilling, directional drilling, tubular services, underbalanced drilling, and productions services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
About Bronco Drilling Company
Bronco Drilling Company, Inc. is a publicly held company headquartered in Edmond, Oklahoma, and is a provider of contract land drilling and workover services to oil and natural gas exploration and production companies. Bronco Drilling’s common stock is quoted on The NASDAQ Global Market under the symbol “BRNC.” For more information about Bronco Drilling Company, Inc., visit its website at www.broncodrill.com.
Contact
Allis-Chalmers Energy Inc.
Investor Relations
Jeffrey Freedman, VP IR, 713-369-0550
or
Bronco Drilling Company, Inc.
Investor Relations
Bob Jarvis, 405-242-4444

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